                              ARTICLES OF AMENDMENT

                                       OF

                       AMERICAN CENTURY SIERRA FUNDS, INC.

         The undersigned, David C. Tucker, in accordance with the Maryland
General Corporation Law, does hereby certify that:

         1. He is a duly elected Senior Vice President of American Century
Sierra Funds, Inc., a Maryland corporation (the "Corporation").

         2. The amendment to the Articles of Incorporation of the Corporation,
which was approved on February 10, 2001 by the Board of Directors of the
Corporation at a meeting pursuant to Section 2-605(a)(1) of the Maryland General
Corporation Law, is as follows:

                  The Articles of Incorporation of the Corporation are hereby amended by deleting all of the present Article SECOND and inserting in lieu therefor the following Article SECOND:

                  "SECOND:  The name of the Corporation is

                      American Century Avanti Funds, Inc."

         IN WITNESS WHEREOF, the undersigned hereby acknowledges that these
Articles of Amendment are the act of the Corporation and states, that to the best of his knowledge, information and belief, the matters and facts stated
herein are true in all material respects, and that this statement is made under penalties of perjury.

         Dated this 5th day of March, 2001.

                                                     /*/David C. Tucker
                                                     David C. Tucker
                                                     Senior Vice President
Witness:

/*/Brian L. Brogan
Brian L. Brogan
Assistant Secretary